Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2023 (except for Note 23 and the effects thereof, and Note 24, which is as of March 30, 2023), with respect to the consolidated financial statements of Nogin, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Newport Beach, California

April 28, 2023